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                                                               EXHIBIT 10.15



                         EMPLOYMENT AGREEMENT

USA WASTE SERVICES, INC. (the "Company"), and RODNEY R. PROTO (the "Executive") hereby enter into this EMPLOYMENT AGREEMENT ("Agreement") dated as of June 1, 1997, as follows:

1.  EMPLOYMENT.

The Company shall employ Executive, and Executive shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2.  TERM OF EMPLOYMENT.

The period of Executive's employment under this Agreement shall be for continuously renewing five (5) year terms (the "Employment Term"), without any further action required by either the Company or Executive, unless Executive's employment is terminated in accordance with Section 5 below.

3.  DUTIES AND RESPONSIBILITIES.

(a) Executive shall serve as President and Chief Operating Officer, and report to the Chief Executive Officer. In such capacity, Executive shall perform such duties as may be assigned to Executive from time to time by the Board of Directors of the Company or the Chief Executive Officer of the Company.

(b) Executive shall faithfully serve the Company, and/or its affiliated corporations, devote Executive's full working time, attention and energies to the business of the Company, and/or its affiliated corporations, and perform the duties under this Agreement to the best of Executive's abilities. Executive may make and manage his personal investments, provided such investments in other activities do not violate, in any material respect, the provisions of Section 8 of this Agreement.

(c) Executive shall (i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) comply with the Company's rules, procedures, policies, requirements, and directions; and (iii) not engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

4.  COMPENSATION AND BENEFITS.

(a) BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of four hundred thousand ($400,000) dollars per year, or such higher rate as may be determined from time to time by the Company ("Base Salary"). Such Base Salary shall be paid in accordance with the Company's standard payroll practice for principal executive officers. The phrase "principal executive officer" as




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         used in this Agreement, shall mean the chief executive office of the
         Company and other senior corporate officers of the Company who are from time to time designated as principal executive officers by the Compensation Committee.

(b) OTHER COMPENSATION. Executive shall be entitled to participate in any incentive or supplemental compensation plan or arrangement instituted by the Company and covering its principal executive officers, and to receive additional compensation from the Company in such form and to such extent, if any, as the Compensation Committee may in its sole discretion from time to time specify and determine with respect to the Company's principal executive officers, generally.

(c) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties hereunder in accordance with the Company's customary practices applicable to senior executives, provided that such expenses are incurred and accounted for in accordance with the Company's policy.

(d) BENEFIT PLANS. Executive shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other fringe benefit plan, generally made available by the Company to senior executives.

(e) EMPLOYEE'S EXPENSES. All costs and expenses (including reasonable legal, accounting and other advisory fees) incurred by the Executive to
         (i) defend the validity of this Agreement, (ii) contest any determination by the Company concerning the amounts payable (or reimbursable) by the Company to the Executive under this Agreement,
         (iii) determine in any tax year of the Executive, the tax consequences to the Executive of any amount payable (or reimbursable) under Section 7(b) or 7(c) hereof, or (iv) prepare responses to an Internal Revenue Service audit of, and to otherwise defend, his personal income tax return for any year which is the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to any audit by the Internal Revenue Service of the Company's income tax returns, are, upon written demand by the Executive, to be promptly advanced or reimbursed to the Executive, or paid directly, on a current basis, by the Company or its successors.

5.  TERMINATION OF EMPLOYMENT.

Executive's employment hereunder may be terminated under the following circumstances:

(a) DEATH. Executive's employment hereunder shall terminate upon Executive's death.

(b) TOTAL DISABILITY. The Company may terminate Executive's employment hereunder upon Executive becoming "Totally Disabled". For purposes of this Agreement,



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         Executive shall be "Totally Disabled" if Executive is physically or mentally incapacitated so as to render Executive incapable of performing Executive's usual and customary duties under this Agreement. Executive's receipt of disability benefits under the Company's long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, the Company's Board of Directors may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Totally Disabled.

(c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for "Cause" at any time after providing written notice to Executive.

         (i) For purposes of this Agreement, the term "Cause" shall mean any of the following: (A) conviction of a crime (including conviction on a nolo contendere plea) involving a felony or, in the good faith judgment of the Company's Board of Directors, fraud, dishonesty, or moral turpitude; (B) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement determined in accordance with the Company's normal, internal investigative procedures consistently applied in comparable circumstances; (D) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has substantial effect on the Company or the affiliate; or (E) breach of any of the covenants set forth in
                Section 8 hereof.

         (ii) An individual will be considered to have been terminated for Cause if the Company determines that the individual engaged in an act constituting Cause at any time prior to a payment date for an award, regardless of whether the individual terminates employment voluntarily or is terminated involuntarily, and regardless of whether the individual's termination initially was considered to have been for Cause.

         (iii) Any determination of Cause under this Agreement shall be made by resolution of the Company's Board of Directors adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting called and held for that purpose and at which Executive is given an opportunity to be heard.

(d) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate employment hereunder at any time after providing ninety (90) days' written notice to the Company, or for good reason as described in Section 7 of this Agreement.


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(e)      TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate
         Executive's employment hereunder without Cause at any time after providing written notice to Executive. A change in (i) Executive?s position as Chief Operating Officer, (ii) Executive's reporting relationship to the Chief Executive Officer, and/or (iii) a reduction in Executive's base pay, shall be deemed a termination without cause. Unless the provisions of Section 7 apply, Executive shall have sixty
         (60) days from notice of said change to notify the Company of his intent to terminate his employment and receive the compensation described in Section 6(e) below.

6.  COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

In the event that Executive's employment hereunder is terminated, Executive shall be entitled to the following compensation and benefits upon such termination:

(e) TERMINATION BY REASON OF DEATH. In the event that Executive's employment is terminated by reason of Executive's death, the Company shall pay the following amounts to Executive's beneficiary or estate:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement; a pro-rata "bonus" or incentive compensation payment to the extent payments are awarded similarly situated executives and paid at the same time as similarly situated executives are paid; and any vacation accrued to the date of death.

         (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof, as determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii) The Base Salary (at the rate in effect as of the date of Executive's death) which would have been payable to Executive if Executive had continued in employment until the end of the current Employment Term (five [5] years). Said payments will be paid to Executive's estate or beneficiary at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment for the five (5) year term.

         (iv) As of the date of termination by reason of Executive's death, stock options awarded to Executive shall be fully vested and Executive's estate or beneficiary shall have up to one (1) year from the date of death to exercise all such options.

(b) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Executive's employment is terminated by reason of Executive's Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Executive:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of



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                termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination. Executive shall also be eligible for a pro-rata bonus or incentive compensation payment to the extent such awards are made to similarly situated executives for the year in which Executive is terminated.

         (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii) The Base Salary (at the rate in effect as of the date of Executive's Total Disability) which would have been payable to Executive if Executive had continued in active employment until the end of the current Employment Term. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment until the end of such period.

         (iv) As of the date of termination by reason of Executive's total disability, Executive shall be fully vested in all stock option awards and Executive shall have up to one (1) year from the date of termination by reason of total disability to exercise all such options.

(c) TERMINATION FOR CAUSE. In the event that Executive's employment is terminated by the Company for Cause pursuant to Section 5(c), the Company shall pay the following amounts to Executive:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

         (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(d) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that Executive terminates employment pursuant to Section 5(d), and other than for a resignation tendered pursuant to Section 7 of this Agreement, or other than for a resignation tendered following a change in Executive's position, reporting relationship to the Chief Executive Officer or a reduction in his base pay as described in Section 5(e) of this Agreement, the Company shall pay the following amounts to Executive:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.


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         (ii)   Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

(e) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event that Executive's employment is terminated by the Company pursuant to Section 5(e) for reasons other than death, Total Disability or Cause, the Company shall pay the following amounts to Executive:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

         (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii) An annual amount equal to 75 percent (75%) of the average of Executive's "Total Annual Direct Compensation" for the two highest of the three most recent calendar years prior to Executive's termination. Such annual amount shall be paid during the five (5) year period beginning on the date of Executive's termination and shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained in active employment until the end of such period. For purposes of this Agreement, the term "Total Annual Direct Compensation" means the total of the Base Salary and other cash compensation payable to Executive attributable to a calendar year (A) including any cash compensation which would have been payable for such year but for Executive's election to defer payment of such compensation and (B) excluding any amounts recognized as compensation as a result of Executive's exercise of a stock option or receipt of a stock award.

         (iv) The Company completely at its expense will continue for Executive and Executive's spouse and dependents, all health benefit plans, programs or arrangements, whether group or individual, and also including deferred compensation, disability, automobile, stock options and other benefit plans in which Executive was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earliest to occur of (A) five years after the date of termination; (B) Executive's death (provided that benefits payable to Executive's beneficiaries shall not terminate upon Executive's death); or (C) with respect to any particular plan, program or arrangement, the date Executive becomes covered by a comparable benefit by a subsequent employer. In the event that Executive's continued participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plan, program, or arrangement, for such period.


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         (v)    Except to the extent prohibited by law, Executive will be 100%
                vested in all benefits, awards, and grants accrued but unpaid as of the date of termination under any pension plan, profit sharing plan, supplemental and/or incentive compensation plans in which Executive was a participant as of the date of termination. Executive shall also be eligible for a bonus or incentive compensation payment, at the same time, on the same basis, and to the extent payments are made to similarly situated executives, pro-rated for the year in which the Executive is terminated.

         (vi) As of the effective date of Executive's termination from active employment, Executive shall be 100% vested in all stock option awards. Executive shall have five (5) years to exercise all options, unless by virtue of the particular stock option award, the option grant expires on an earlier date.

(f) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(g) SUSPENSION OR TERMINATION OF BENEFITS AND COMPENSATION. In the event that the Company, in its sole discretion determines that, without the Company's express written consent, Executive has

         (i) directly or indirectly engaged in, assisted or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor, or any type of principal whatsoever, in any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates, or

         (ii) directly or indirectly, for or on behalf of any person, firm, or business entity which is directly or indirectly competitive with the Company or any of its affiliates (A) solicited or accepted from any person or entity who is or was a client of the Company during the term of Executive's employment hereunder or during any of the twelve calendar months preceding or following the termination of Executive's employment any business for services similar to those rendered by the Company, (B) requested or advised any present or future customer of the Company to withdraw, curtail or cancel its business dealings with the Company, or (C) requested or advised any employee of the Company to terminate his or her employment with the Company;


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         the Company shall have the right to suspend or terminate any or all remaining benefits payable pursuant to Section 6 of this Agreement. Such suspension or termination of benefits shall be in addition to and shall not limit any and all other rights and remedies that the Company may have against Executive.

7. RESIGNATION BY EXECUTIVE FOR GOOD REASON AND COMPENSATION PAYABLE FOLLOWING CHANGE IN CONTROL.

(a) RESIGNATION FOR GOOD REASON FOLLOWING CHANGE IN CONTROL. In the event a "Change in Control" occurs, Executive will be paid the compensation described in this Section 7 if Executive resigns or is terminated from employment with the Company at any time prior to the six (6) month anniversary of the date of the Change in Control following the occurrence of any of the following events:

         (i) without Executive's express written consent, the assignment to Executive of any duties inconsistent with Executive's positions, duties, responsibilities and status with the Company immediately before a Change in Control, or a change in Executive's reporting, responsibilities, titles or offices as in effect immediately before a Change in Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, except in connection with the termination of Executive's employment as a result of death, or by the Company for Disability or Cause, or by Executive other than for the reasons described in this Section 7(a);

         (ii) a reduction by the Company in Executive's Base Salary as in effect immediately before a Change in Control plus all increases therein subsequent thereto;

         (iii) the failure of the Company substantially to maintain and to continue Executive's participation in the Company's benefit plans as in effect immediately before a Change in Control and with all improvements therein subsequent thereto (other than those plans or improvements that have expired thereafter in accordance with their original terms), or the taking of any action which would materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately before a Change in Control, unless such reduction or termination is required by law;

         (iv) the failure of the Company to pay Executive with an appropriate adjustment to compensation, such as a lump sum relocation bonus, salary adjustment and/or housing allowance so that Executive can purchase comparable primary housing if required to relocate (it being the intention of this Section 7[a][iv] to keep the Executive "whole" if required to relocate). In this regard, comparable housing shall be determined by comparing factors such as location (taking into account, by way of example, items such as the value of the surrounding neighborhood,



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                reputation of the public school district, if applicable,
                security and proximity to Executive's place of work), quality of construction, design, age, size of the housing and the ratio of the monthly payments including principle, interest, taxes and insurance, to the Executive's take-home-pay, to housing most recently owned by Executive prior to, or as of the effective date of the change of control;

         (v) the failure by the Company to pay Executive any portion of Executive's current compensation, or any portion of Executive's compensation deferred under any plan, agreement or arrangement of or with the Company, within seven (7) days of the date such compensation is due; or

         (vi) the failure by the Company to obtain an assumption of, and agreement to perform the obligations of the Company under this Agreement by any successor to the Company.

(b) COMPENSATION PAYABLE. In the event that Executive terminates employment pursuant to Section 7(a), the Company shall pay the following amounts to Executive:

         (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

         (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof, shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

         (iii) An amount equal to $1.00 less than three (3) times Executive's "base amount" within the full meaning of Section 280G of the Internal Revenue Code. Such amount shall be paid to Executive in a single lump sum cash payment within five (5) business days after the effective date of Executive's resignation.

         (iv) Executive will be 100% vested in all benefits, awards, and grants (including stock option grants) accrued but unpaid as of the date of termination under any non-qualified pension plan, supplemental and/or incentive compensation or bonus plans, in which Executive was a participant as of the date of termination. The Executive will have until the expiration date shown on the stock option award in which to exercise all options which have vested pursuant to this Section 7(b)(iv). Executive shall also be eligible for a bonus or incentive compensation payment (the "bonus payment"), payable at 100% of the maximum bonus available to Executive, pro-rated as of the effective date of the termination. The bonus payment shall be payable within five (5) days after the effective date of Employee's termination.



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         Except as may be provided under this Section 7 or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's resignation from employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such resignation or termination.

(c) CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. In the event that any portion of the benefits payable under this Agreement, and any other payments and benefits under any other agreement with, or plan of the Company to or for the benefit of the Executive (in aggregate, "Total Payments") constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), then the Company shall pay the Executive as promptly as practicable following such determination an additional amount (the "Gross-up Payment") calculated as described below to reimburse the Executive on an after-tax basis for any excise tax imposed on such payments under
         Section 4999 of the Code. The Gross-up Payment shall equal the amount, if any, needed to ensure that the net parachute payments (including the Gross-up Payment) actually received by the Executive after the imposition of federal and state income, employment and excise taxes (including any interest or penalties imposed by the Internal Revenue Service), are equal to the amount that the Executive would have netted after the imposition of federal and state income and employment taxes, had the Total Payments not been subject to the taxes imposed by Section 4999. For purposes of this calculation, it shall be assumed that the Executive's tax rate will be the maximum federal rate to be computed with regard to Section 1(g) of the Code.

         In the event that the Executive and the Company are unable to agree as to the amount of the Gross-up Payment, if any, the Company shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to a Change-in-Control) by the Company regarding federal income tax matters and such law firm or accounting firm shall determine the amount of Gross-up Payment and such determination shall be final and binding upon the Executive and the Company.

(d) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

         (i) Any transfer to, assignment to, or any acquisition by any person, corporation or other entity, or group thereof, of the beneficial ownership, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, of any securities of the Company, which transfer, assignment or acquisition results in such person, corporation, entity, or group thereof, becoming the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

         (ii) As a result of a tender offer, merger, consolidation, sale of assets, or contested



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                election, or any combination of such transactions, the persons who were directors immediately before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

8.  RESTRICTIVE COVENANTS

(a) COMPETITIVE ACTIVITY. Executive covenants and agrees that at all times during Executive's period of employment with the Company, and during the period that payments are made to Executive pursuant to Section 6 of this Agreement, Executive will not engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company, without the Company's specific written consent to do so. Executive further agrees that for a period of one (1) year after the date payments made to Executive pursuant to Section 6 of this Agreement cease, or for a period of two (2) years following the date of termination, whichever is later, Executive will not, directly or indirectly, within 75 miles of any operating location of any affiliate of the Company, engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company or any of its affiliated companies, without the Company's specific written consent to do so.

(b) NON-SOLICITATION. Executive covenants and agrees that at all times during Executive's period of employment with the Company, and for a period of one (1) year after the date payments made to Executive pursuant to Section 6 of this Agreement cease, or two (2) years after the date of termination of the Executive's employment, whichever date is later, whether such termination is voluntary or involuntary by wrongful discharge, or otherwise, Executive will not directly or indirectly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business which competes with any material business of the Company; (ii) canvass, solicit or accept any similar business from any customer of the Company or corporations affiliated with the Company; (iii) directly or indirectly request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail or cancel such customer's business with the Company; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or corporations affiliated with the Company; or (v) individually or through any person, firm, association or corporation with which he is now, or may hereafter become associated, cause, solicit, entice or induce any present or future


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         employee of the Company, or any corporation affiliated with the
         Company, to leave the employ of the Company, or such other corporation, to accept employment with, or compensation from the Employee, or any such person, firm, association or corporation without prior written consent of the Company.

(c) NON-DISPARAGEMENT. Executive covenants and agrees that Executive shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company.

(d) PROTECTED INFORMATION. Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential or proprietary information concerning the Company and corporations affiliated with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management,
         (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the "Protected Information"). Executive therefore covenants and agrees that Executive will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information.

9.  ENFORCEMENT OF COVENANTS.

(a) TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. Executive agrees that any breach by Executive of any of the covenants set forth in Section 8 hereof during Executive's employment by the Company, shall be grounds for immediate dismissal of Executive and forfeiture of any accrued and unpaid salary, bonus, commissions or other compensation of such Executive as liquidated damages, which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Executive.

(b) RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 8 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach of anticipatory breach of the covenants set forth in this section by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity; (i) injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by the Company to enforce the covenants set forth in this section.

(c) SEPARABILITY OF COVENANTS. The covenants contained in Section 8 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and the Company further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 8.

10.      EMPLOYEE CONDUCT.

(a) The Executive represents and agrees with the Company that he will make no disbursement or other payment of any kind or character out of the compensation paid, or expenses reimbursed to him pursuant hereto, or with any other fund, with contravene, in any material respect, any policy of the Company or, in any material respect, any applicable statute or rule, regulation or order of any jurisdiction, foreign or domestic. The Executive further agrees to indemnify and save harmless the Company for any liabilities, obligations, claims, penalties, fines or losses resulting from any unauthorized or unlawful acts of the Employee which contravene, in any material respect, any policy of the Company or any statute, rule, regulation or order of any jurisdiction, foreign or domestic, applicable to the Executive or the Company. The provisions of this Section 8 shall survive the dissolution or termination of Executive's employment under this Agreement.

(b) Executive acknowledges that he has been furnished with a current copy of the policy and procedures manual of the Company, that he has read and understands such policies and procedures set forth in such manual, that he understands such policies and procedures (and will read and become familiar with any revisions or supplements to this manual) are applicable to Executive in the performance of his duties and job performance for the Company, and that he agrees to observe in all material respects the Company's policies and procedures in the conduct of Executive of his employment duties for the Company.

(c) Executive agrees to disclose, honestly and fully, all information and documentation in his possession concerning all transactions or events relating to, or affecting, the Company or any entity owned, controlled (or otherwise affiliated) by the Company, as and to the extent such information or documentation is requested by the Company or the authorized representatives thereof; provides that if Executive indicates to the Company that the information or documentation requested is privileged, confidential or personally sensitive, appropriate steps will be taken to attempt to protect such privilege, confidentiality or privacy to the extent possible consistent with the ethical or legal obligations applicable to the Company, but neither such assertions by Executive not the undertakings attempted by the Company with respect thereto shall qualify the unconditional disclosure obligation of Executive, set forth above.

11. DISPUTES AND PAYMENT OF ATTORNEY'S FEES.

If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by Executive (and Executive shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Executive) Executive's costs and reasonable attorney's fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by Executive in connection with any such dispute or any litigation, (a) provided that Executive shall repay any such amounts paid or advanced if Executive is not the prevailing party with respect to any dispute or litigation arising under Sections 5c or 8 of this Agreement, or (b) regardless of whether Executive is the prevailing party in a dispute or in litigation involving any other provision of this Agreement, provided that the court in which such litigation is first initiated determines with respect to this obligation, upon application of either party hereto, Executive did not initiate frivolously such litigation. Under no circumstances shall Executive be obligated to pay or reimburse the Company for any attorneys' fees, costs or expenses incurred by the Company. The provisions of this Section 10 shall survive the expiration or termination of this Agreement and of Executive's employment hereunder.

12.  WITHHOLDING OF TAXES.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13.  NON-DISCLOSURE OF AGREEMENT TERMS.

Executive agrees that Executive will not disclose the terms of this Agreement to any third party other than Executive's immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority. The Company agrees with Executive that, except to the extent required by law, it will not make or publish, without the express written consent of Executive, any written or oral statement concerning the terms of Executive's employment relationship with the Company and will not, if Executive is terminated for any reason or severs his employment with the Company, make or publish any written or oral statement concerning Executive, including, without limitation, his work-related performance or the reasons or basis for Executive's termination or otherwise severing Executive's employment relationship with the Company.

14.  SOURCE OF PAYMENTS.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

15.  ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive, and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to any successive such transaction).

16.  ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive's employment by the Company. It may not be amended except by a written agreement signed by both parties.

17.  GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made in that State, without regard to its conflict of laws provisions.

18.  REQUIREMENT OF TIMELY PAYMENTS.

If any amounts which are required, or determined to be paid or payable, or reimbursed or reimbursable, to Executive under this Agreement (or any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest, compounded daily, at the annual percentage rate which is three (3) percentage points above the interest rate which is announced by the First National Bank of Boston, Boston, Massachusetts, from time to time, as its Base Rate (or prime lending rate), from the date such amounts were required or determined to have been paid or payable, reimbursed or reimbursable to Executive, until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder, exceed the maximum non-usurious amount of interest allowed by applicable law.

19.  NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

         To the Company:   USA Waste Services, Inc.
                           1001 Fannin, Suite 4000
                           Houston, Texas 77002
                           Attention: Corporate Secretary

         To Executive:     At the address for Executive set forth below.

20.  MISCELLANEOUS.

(a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) SEPARABILITY. Subject to Section 9 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

USA WASTE SERVICES, INC.

By:     /s/ Greg Sangalis
   -------------------------------------------
Title:      V.P. / General Counsel / Secretary
      ----------------------------------------
Date:       June 1, 1997
      ----------------------------------------

EXECUTIVE

      /s/ Rodney R. Proto
----------------------------------------------
Date:     June 1, 1997
     -----------------------------------------
Address:  1001 Fannin, Suite 4000
        --------------------------------------

          Houston, TX 77002
----------------------------------------------